Exhibit 99.2

Beverly Divests/Closes Eight Eldercare Facilities; Material Gain to be Recorded for the 2003 Fourth Quarter

    FORT SMITH, Ark.--(BUSINESS WIRE)--Dec. 31, 2003--Beverly Enterprises, Inc. (NYSE: BEV) today announced that it divested or closed eight additional eldercare facilities in December. The seven skilled nursing facilities and one assisted living center were expected to generate about $34 million in revenues during 2003.
    "We continue to strengthen our nursing facility portfolio by divesting or closing under-performing assets, minimizing geographic span-of-control challenges and maximizing our presence in those markets that offer the highest potential for profitable growth," said William R. Floyd, Beverly Chairman and Chief Executive Officer. "With the exception of a profitable facility in Hawaii that we sold for strategic market-concentration reasons, the December transactions involved unprofitable facilities that offered little potential for significant improvement within our organization. As a result of divestitures during the 2003 fourth quarter, we expect to record a material gain during the period."
    The December transactions bring the total number of facilities divested or closed during 2003 to 89. These 89 facilities were expected to collectively account for 20 percent of planned Skilled Nursing Facility revenues, but 36 percent of that unit's projected patient care liability costs in 2003. The latest transactions:

        Hawaii: Beverly sold the Hale Nani skilled nursing facility containing 288 beds for cash to Heritage Management, Inc., a privately held operator of skilled nursing facilities that last month purchased 21 other operations from Beverly.

        Missouri: Beverly terminated its lease on a 128-bed facility in Florissant. It also closed a 94-bed facility in Neosho.

        Kansas: Beverly sold a 60-bed facility in Wathena to Wathena
        LLC.

        Minnesota: A 48-bed facility in Long Lake that had been closed earlier in the year was sold to Long Lake Assisted Living LLC.

        Arkansas: A 105-bed facility in Blytheville was closed.

        Indiana: In Greenfield, Beverly terminated its lease on a 52-bed skilled nursing facility and ceased operation of a 16-unit assisted living center.

    Net cash proceeds from these transactions will be used primarily to further reduce Beverly's debt. JPMorgan serves as the exclusive financial advisor to Beverly for the divestiture strategy.
    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company's filings with the Securities and Exchange Commission, including Forms 10-K, 10-K/A and 10-Q.
    Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 372 skilled nursing facilities, as well as 20 assisted living centers, and 26 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

    CONTACT: Beverly Enterprises Inc., Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             News Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlynet.com